Exhibit (d)(62)

GLENMEDE

INVESTMENT MANAGEMENT LP

September 30, 2014

Mary Ann B. Wirts

President

The Glenmede Fund, Inc.

c/o Glenmede Investment Management LP

One Liberty Place

1650 Market Street, Suite 1200

Philadelphia, PA 19103-7391

Re:	The Glenmede Fund, Inc: Mid Cap Equity Portfolio

Dear Mrs. Wirts:

Pursuant to Investment Advisory Agreement between the Fund on behalf of the Mid Cap Equity Portfolio (the “Portfolio”) and Glenmede Investment Management LP (the “Adviser”) dated September 30, 2014, the Adviser is entitled to investment advisory fees of 0.55% of the Portfolio’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Adviser agrees that in order to improve the performance of the Portfolio, the Adviser shall, until future notice, but in no event terminating before February 28, 2016 waive all or a portion of its investment advisory fees and/or reimburse expenses (other than, Acquired Fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) in an aggregate amount equal to the amount by which the Portfolio’s total operating expenses for the Advisor Class and the Institutional Class (other than Acquired Fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) exceed a total operating expense ratio (excluding Acquired Fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) of: 1.00% of the average daily net assets attributable to the Portfolio’s Advisor Class; and 0.80% of the Portfolio’s average daily net assets attributable to the Portfolio’s Institutional Class.

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.

Glenmede Investment Management LP

By:	Gatepost Partners, LLC, its General Partner

By:	/s/ Peter Zuleba
Title:	Director

Your signature below acknowledges

acceptance of this Agreement:

By:	/s/ Mary Ann B. Wirts
Mary Ann B. Wirts President The Glenmede Fund, Inc.